Exhibit 99.1

NEWS RELEASE	1101 E. Arapaho Road
Richardson, TX 75081
972-234-6400 tel
972-234-1467 fax

Financial Contact
Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact
Jay Barbour, Vice President of Marketing
972.664.8107, jbarbour@intrusion.com

Intrusion Inc. Anticipates Trading Over the Counter on October 12, 2006
Following Receipt of Delisting Notice from Nasdaq

Richardson, Texas — October 10, 2006 — Intrusion Inc. (NASDAQ: INTZ), (“Intrusion”) today announced that the Nasdaq Listing Qualifications Panel has notified Intrusion on October 10, 2006 that Nasdaq has determined to delist Intrusion’s shares of common stock form The Nasdaq Capital Market effective as of the open of business on Thursday, October 12, 2006 as a result of Intrusion’s failure to maintain compliance with Marketplace Rules 4210 (c) (2) (B), the requirement to maintain a minimum stockholders equity, market value of listed securities, or net income from continuing operations.

About Intrusion Inc.

Intrusion Inc. is a global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions.  Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location system, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or our future performance, including, without limitation, statements relating to Intrusion’s delisting from the Nasdaq Capital Market and trading over the counter.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements, including, without limitation, risks associated with the Company’s ability to commence trading of its shares over the counter and the possible adverse consequences that may result from its delisting, as well as other risks and uncertainties identified in its Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.  Copies of these filings can be obtained from Intrusion’s Investor Relations department.